N E W S R E L E A S E

Contact:

Karey L. Witty

Chief Financial Officer

(314) 725-4477

Lisa M. Wilson

Senior Vice President, Investor Relations

(212) 759-3929

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE

QUARTER OF INCREASED PROFITABILITY

- Company achieves $1 billion in full-year revenue -

ST. LOUIS, MISSOURI (February 7, 2005) — Centene Corporation (NYSE: CNC) today announced its financial results for the fourth quarter and year ended December 31, 2004.

Fourth Quarter Highlights	Full Year Highlights
• Revenues increased 39% to $288.1 million	• Revenues increased 30% to $1 billion
• Operating earnings increased 26% to $17.4 million	• Operating earnings increased 38% to $64.5 million
• EPS increased 17% to $0.27, post-split	• EPS increased 17% to $1.02, post-split
• Operating cash flows of $41.9 million	• Operating cash flows of $99.4 million

Additional Highlights

-	Completed 2:1 stock split, increasing outstanding shares to 41.3 million.

-	Fourth quarter 2004 earnings per diluted share prior to the effect of the 2:1 stock split of $0.54, ahead of prior guidance.

-	Membership growth of 58% over the fourth quarter of 2003; organic membership growth of 25% over the same prior year period.

-	Closed FirstGuard acquisition marking Centene’s entry into Kansas and Missouri, two additional Medicaid-mandated states.

-	Days in claims payable of 66.5, primarily reflecting the FirstGuard acquisition.

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Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, said, “We concluded 2004 with strong financial results, marking our 22nd quarter of consecutive earnings growth. This consistent performance enabled Centene to continue to execute its strategy of becoming a multi-line Medicaid company.

“Despite the strengthening economy, there will be tighter budgets at the state and federal levels. This provides an opportunity for Centene to work with the states to maintain eligibility for recipients while offering quality, cost-effective healthcare. Our Margin Protection ProgramTM, which we began implementing over three years ago, is specifically designed to help the states address their respective budget challenges. We continue to work with the states by focusing on a combination of minimal rate increases and administrative policy changes.

“We completed the acquisition of two health plan entities known collectively as FirstGuard, which brought us into two additional Medicaid mandated markets — Kansas and our home state of Missouri. Additionally, our efforts in Kansas and Ohio are consistent with our strategy to offer both core Medicaid and specialty services. It further confirms our belief that we can partner with our states to move more members into managed behavioral health programs and demonstrate cost savings through a more comprehensive coordination of care.

“In addition to entering new markets, we experienced strong membership growth in Indiana and Texas. As a result of the SCHIP Exclusive Provider Organization contract, we are now virtually statewide in Texas and look forward to continuing to provide cost-effective healthcare to these recipients and building our relationship with the State. As we previously discussed, we anticipate that the SCHIP membership will continue to decline over the next few quarters and then stabilize. We believe that state regulators will be working to identify funding to expand eligibility, which ultimately will result in a positive impact for the Texas SCHIP population.

“As part of our strategic efforts to expand our footprint in Ohio, we recently announced a definitive agreement to acquire the Medicaid-related assets of SummaCare, Inc. based in Akron.

PAGE 3: CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

This transaction will add approximately 39,000 members to our subsidiary, Buckeye Community Health Plan, and make us one of the leading providers in the State. In New Jersey, we are working to further expand our membership in the SSI population and are comfortable with our progress.

“The year ahead offers significant opportunities for Centene, and we are confident that we have the systems, people and financial resources to meet them,” concluded Neidorff.

The following table depicts membership in Centene’s managed care organizations by state at December 31, 2004 and 2003:

	2004	2003
Indiana	150,600	119,400
Kansas	94,200	—
Missouri	41,200	—
New Jersey	52,800	54,000
Ohio	23,800	—
Texas	244,300	158,400
Wisconsin	165,800	157,800

TOTAL	772,700	489,600

The following table depicts membership in Centene’s managed care organizations by member category at December 31, 2004 and 2003:

	2004		2003
Medicaid (excluding SSI)	580,200		411,800
SCHIP	182,100		68,400
SSI	10,400	(a)	9,400	(b)

TOTAL	772,700		489,600

(a)	4,600 at-risk, 5,800 ASO
(b)	4,400 at-risk, 5,000 ASO

PAGE 4: CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

Statement of Earnings Highlights

-	For the fourth quarter of 2004, revenues increased 39.0% to $288.1 million from $207.3 million in the fourth quarter of 2003.

-	The health benefits ratio (HBR), which reflects medical costs as a percent of premium revenues, was 80.3% in the fourth quarter of 2004 compared to 81.2% for the same period in 2003. The effect of the premium taxes imposed by the State of Texas beginning September 1, 2003 and the State of New Jersey beginning July 1, 2004 decreased Centene’s HBR by 50 basis points for the fourth quarter of 2004, and 40 basis points in the prior year quarter. The HBR for the SSI category normalized to 84.7%, but is still expected to be volatile given the small member base. This further demonstrates our ability to manage this population.

-	Consolidated general and administrative (G&A) expenses as a percent of revenues were 13.5% in the fourth quarter of 2004 compared to 12.2% in the fourth quarter of 2003. The effect of the premium taxes increased Centene’s G&A ratio by 50 basis points for the fourth quarter of 2004 and 40 basis points in the prior year quarter. The results for the fourth quarter of 2004 include approximately $1.4 million in start-up costs associated with FirstGuard and Centene’s Montana claims processing facility, and severance costs related to job eliminations. Moreover, those results also include an additional $1.3 million of compensation costs related to Centene’s performance bonuses.

-	Earnings from operations increased 26.4% to $17.4 million in the fourth quarter of 2004 from $13.8 million in the fourth quarter of 2003.

-	Net earnings were $12.0 million, or $0.27 per diluted share, for the fourth quarter of 2004 compared to $9.7 million, or $0.23 per diluted share, for the fourth quarter of 2003.

-	For the year ended December 31, 2004, revenues increased 30.0% to $1.0 billion from $769.7 million in 2003. The health benefits ratio was 80.7% in 2004 compared to 82.4% in 2003. G&A expenses as a percent of revenues were 12.8% in 2004 compared to 11.5% in 2003. Earnings from operations increased 37.5% to $64.5 million in 2004 from $46.9 million in 2003. Net earnings improved to $44.3 million, or $1.02 per diluted share, in 2004 compared to $33.3 million or $0.87 per diluted share, in 2003.

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Balance Sheet Highlights

At December 31, 2004, the Company had cash and investments of $317.4 million, $271.4 million of which was held by our regulated entities. Medical claims liabilities totaled $166.0 million, representing 66.5 days in claims payable. Excluding FirstGuard, the Company’s days in claims payable was 60.7. A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter is highlighted below:

Days in claims payable, September 30, 2004	57.3
December 1, 2004 close of FirstGuard	5.8
Increase in claims inventory, primarily EPO	3.0
Increase in physician bonus and settlement	0.6
Decrease in pharmacy accrual	(0.2)

Days in claims payable, December 31, 2004	66.5

Outlook

Karey L. Witty, Centene’s Chief Financial Officer, commented, “Our first quarter 2005 revenue guidance is in the range of $332 million to $335 million, and we anticipate net earnings of $0.30 to $0.31 per diluted share, based on 44.7 million fully diluted shares outstanding. For full-year 2005, we anticipate revenue in the range of $1.47 billion to $1.50 billion, and net earnings per diluted share of $1.36 to $1.42.” A review of the results for the fourth quarter and additional details on management’s outlook for the first quarter of 2005 will take place during the Company’s scheduled fourth quarter earnings call.

Guidance for 2005 does not include either our pending acquisition of SummaCare, Inc. or the effect of new accounting rules requiring the expensing of stock options. The Financial Accounting Standards Board (FASB) has recently issued FASB Statement No. 123R, “Share-Based Payment,” which covers a wide range of share-based compensation arrangements, including stock options. The Statement is effective for quarters beginning after June 15, 2005. Centene plans to begin the expensing of stock options effective July 1, 2005, in accordance with the requirements of FASB Statement No. 123 and expects to provide the estimated impact of this change during the second quarter earnings conference call.

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Conference Call

As previously announced, the Company will host a conference call tomorrow, February 8, 2005, at 8:30 a.m. (Eastern Time) to review the financial results for the quarter and year-ended December 31, 2004, and to discuss its business outlook. Michael F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.centene.com, under the Investor Relations section. A replay will be available for on demand listening shortly after the completion of the call until 11:59 p.m. (Eastern Time) on February 22, 2005 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 3279480.

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the State Children’s Health Insurance Program (SCHIP). The Company operates health plans in Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, nurse triage and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in the second through sixth paragraphs immediately following the listings under “Additional Highlights” and the paragraphs under “Outlook” above contain forward-looking statements that relate to future events and future financial performance of Centene. These forward-looking statements represent the Company’s estimates as of February 7, 2005. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses,

PAGE 7: CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene.

[Tables Follow]

PAGE 8: CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$84,105	$64,346
Premium and related receivables, net of allowances of $462 and $607, respectively	31,475	20,308
Short-term investments, at fair value (amortized cost $94,442 and $15,192, respectively)	94,283	15,160
Other current assets	14,429	10,487

Total current assets	224,292	110,301
Long-term investments, at fair value (amortized cost $117,177 and $183,749, respectively)	116,787	184,811
Restricted deposits, at fair value (amortized cost $22,295 and $20,201, respectively)	22,187	20,364
Property, software and equipment	43,248	23,106
Goodwill	101,631	13,066
Other intangible assets	14,439	6,294
Other assets	5,350	4,750

Total assets	$527,934	$362,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$165,980	$106,569
Accounts payable and accrued expenses	31,737	17,965
Unearned revenue	3,956	3,673
Current portion of long-term debt and notes payable	486	579

Total current liabilities	202,159	128,786
Long-term debt	46,973	7,616
Other liabilities	7,490	6,175

Total liabilities	256,622	142,577
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 41,316,122 and 40,263,848 shares, respectively	41	40
Additional paid-in capital	165,391	157,360
Accumulated other comprehensive income:
Unrealized (loss) gain on investments, net of tax	(407)	740
Retained earnings	106,287	61,975

Total stockholders’ equity	271,312	220,115

Total liabilities and stockholders’ equity	$527,934	$362,692

PAGE 9: CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2004	2003	2004	2003
	(Unaudited)
Revenues:
Premiums	$286,117	$204,478	$991,673	$759,763
Services	1,947	2,833	9,267	9,967

Total revenues	288,064	207,311	1,000,940	769,730

Expenses:
Medical costs	229,756	166,069	800,476	626,192
Cost of services	1,916	2,054	8,065	8,323
General and administrative expenses	38,948	25,384	127,863	88,288

Total operating expenses	270,620	193,507	936,404	722,803

Earnings from operations	17,444	13,804	64,536	46,927
Other income (expense):
Investment and other income	1,902	1,684	6,431	5,160
Interest expense	(363)	(92)	(680)	(194)

Earnings before income taxes	18,983	15,396	70,287	51,893
Income tax expense	6,973	5,699	25,975	19,504
Minority interest	—	—	—	881

Net earnings	$12,010	$9,697	$44,312	$33,270

Earnings per share:
Basic earnings per common share	$0.29	$0.24	$1.09	$0.93
Diluted earnings per common share	$0.27	$0.23	$1.02	$0.87
Weighted average number of shares outstanding:
Basic	41,199,463	40,200,570	40,820,909	35,704,426
Diluted	44,309,636	43,083,836	43,616,445	38,422,152

PAGE 10: CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$44,312	$33,270
Adjustments to reconcile net earnings to net cash provided by operating activities—
Depreciation and amortization	10,014	6,448
Stock compensation expense	650	188
Minority interest	—	(881)
Gain on sale of investments	(138)	(1,646)
Changes in assets and liabilities—
Premium and related receivables	(425)	(2,364)
Other current assets	(786)	(3,180)
Deferred income taxes	(1,638)	772
Other assets	(728)	223
Medical claims liabilities	34,501	15,053
Unearned revenue	283	3,673
Accounts payable and accrued expenses	6,483	3,897
Other operating activities	6,877	546

Net cash provided by operating activities	99,405	55,999

Cash flows from investing activities:
Purchase of property, software and equipment	(25,009)	(19,162)
Purchase of investments	(254,358)	(435,282)
Sales and maturities of investments	243,623	319,564
Acquisitions, net of cash acquired	(86,739)	(5,861)

Net cash used in investing activities	(122,483)	(140,741)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	81,313
Proceeds from exercise of stock options	4,066	1,145
Proceeds from borrowings	45,860	8,581
Reduction of long-term debt and notes payable	(6,596)	(386)
Other financing activities	(493)	(1,221)

Net cash provided by financing activities	42,837	89,432

Net increase (decrease) in cash and cash equivalents	19,759	4,690

Cash and cash equivalents, beginning of period	64,346	59,656

Cash and cash equivalents, end of period	$84,105	$64,346

Interest paid	$494	$176
Income taxes paid	$20,518	$19,935

PAGE 11: CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1
	2004	2004	2004	2004
MEMBERSHIP
Indiana	150,600	150,000	132,900	125,400
Kansas	94,200	—	—	—
Missouri	41,200	—	—	—
New Jersey	52,800	53,200	54,000	54,000
Ohio	23,800	23,500	23,800	23,800
Texas	244,300	250,200	155,300	154,000
Wisconsin	165,800	164,700	167,300	165,200

TOTAL	772,700	641,600	533,300	522,400

Medicaid	580,200	479,500	460,300	446,900
SCHIP	182,100	152,100	63,200	65,900
SSI	10,400	10,000	9,800	9,600

TOTAL	772,700	641,600	533,300	522,400

REVENUE PER MEMBER	$139.38	$144.70	$145.31	$145.19

CLAIMS
Period-end inventory	150,300	141,200	89,700	102,300

Average inventory	128,300	96,800	98,800	107,400

Period-end inventory per member	0.19	0.22	0.17	0.20

DAYS IN CLAIMS PAYABLE (a)	66.5	57.3	53.5	55.4

(a) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

ANNUALIZED RETURN ON EQUITY (b)	18.2%	18.2%	18.2%	17.9%
(b)	Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

HEALTH BENEFITS RATIO BY CATEGORY:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Medicaid and SCHIP	80.2%	80.7%	80.4%	81.7%
SSI	84.7	98.9	93.8	102.5
Total	80.3	81.2	80.7	82.4

PAGE 12: CENTENE CORPORATION REPORTS TWENTY-SECOND CONSECUTIVE QUARTER OF INCREASED PROFITABILITY

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Medicaid Managed Care	11.4%	10.2%	10.7%	10.3%
Specialty Services	53.7	53.5	52.3	38.2
Total	13.5	12.2	12.8	11.5

MEDICAL CLAIMS LIABILITIES

(In thousands)

The changes in medical claims liabilities for 2004 are summarized as follows:

Balance, December 31, 2003	$106,569
Acquisitions	24,909
Incurred related to:
Current period	816,448
Prior period	(15,972)

Total incurred	800,476

Paid related to:
Current period	681,810
Prior period	84,164

Total paid	765,974

Balance, December 31, 2004	$165,980

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.